Exhibit 99.1

Sterling Financial Corporation of Spokane, Wash. Reports First-Quarter 2011 Earnings and Operating Results

SPOKANE, Wash.--(BUSINESS WIRE)--April 19, 2011--Sterling Financial Corporation (NASDAQ:STSA), the bank holding company of Sterling Savings Bank, today announced results for the quarter ended March 31, 2011. For the quarter, Sterling recorded net income attributable to common shareholders of $5.4 million, or $0.09 per common share, compared to a net loss of $88.8 million, or $112.70 per common share for the first quarter of 2010 (per share amounts adjusted for a 1-for-66 reverse stock split in November 2010).

For the first quarter, Sterling reported a lower provision for credit losses of $10.0 million, compared to $88.6 million for the first quarter of 2010. Net charge-offs for the reporting period were $24.1 million, compared to $136.5 million for the same period a year ago. Non-interest income increased $4.7 million and non-interest expense decreased by $7.7 million from the same period last year. Improvements in asset quality metrics included notable decreases in delinquent loans, classified assets and nonperforming assets.

“The first quarter financial results and the return to profitability reflect the efforts to reposition Sterling that were initiated over a year ago,” said Greg Seibly, Sterling president and chief executive officer. “While we still have work to do towards the resolution of our remaining troubled assets, Sterling gained significant momentum and we believe we are on the right track for growth in loans and core deposits, and improved earnings.”

Following are selected financial metrics for the first quarter of 2011:

  Net interest margin expanded to 3.22 percent, improving 42 basis points during the quarter, and 37 basis points from the first quarter of 2010.
  Total funding costs were reduced by 38 basis points from the same period last year.
  Nonperforming assets decreased $187.4 million, or 23 percent, to $628.8 million during the first quarter of 2011, and are down 41 percent from the same period in 2010.
  The loan loss allowance at March 31, 2011 was $232.9 million, or 4.19 percent of total loans, compared to $294.8 million, or 4.19 percent of total loans at March 31, 2010.
  Tier 1 leverage ratio increased to 10.6 percent at March 31, 2011, from 2.6 percent a year ago, and tangible common equity to tangible assets increased to 8.1 percent at March 31, 2011.

Balance Sheet Management

Seibly said, “During the quarter, Sterling continued to focus on its primary goals: improving the mix of deposits, resolving problem assets, managing operating expenses, and increasing loan production to qualified borrowers, with the expectation that this focus will ultimately drive sustainable profits. Our special assets team has reduced Sterling’s exposure to problem assets, and our deposit shift has resulted in lower funding costs at the bank. We have attracted new loan production talent to expand our reach to customers within our footprint, and are pursuing lending relationships that are consistent with our business plan.”

	Mar 31, 2011		Dec 31, 2010		Mar 31, 2010
		% of		% of		% of	Annual
	Amount	Loans	Amount	Loans	Amount	Loans	% Change
	(in thousands)
Total assets	$9,352,469		$9,493,169		$10,554,567		-11%
Investments and MBS	2,820,772		2,838,474		1,986,397		42%
Loans receivable:
Residential real estate	719,458	13%	758,410	14%	812,517	12%	-11%
Multifamily real estate	638,250	12%	517,022	9%	496,368	7%	29%
Commercial real estate	1,400,867	25%	1,314,657	23%	1,380,955	20%	1%
Construction	396,300	7%	525,668	9%	1,282,585	18%	-69%
Consumer	715,206	13%	744,068	13%	858,486	12%	-17%
Commercial banking	1,686,573	30%	1,770,426	32%	2,215,241	31%	-24%
Gross loans receivable	$5,556,654	100%	$5,630,251	100%	$7,046,152	100%	-21%

During the first quarter, gross loan balances declined $73.6 million, including anticipated reductions in construction loans that totaled $129.4 million. Multifamily real estate originations increased $92.2 million from the linked quarter, reflecting Sterling’s strategic focus on multifamily lending, principally within its footprint. Loan purchases included $100.8 million of seasoned commercial real estate loans for both owner-occupied and non-owner-occupied properties within Sterling’s footprint.

	Mar 31,	Dec 31,	Mar 31,	Annual
	2011	2010	2010	% Change
Deposits:	(in thousands)
Retail	$5,701,174	$5,865,954	$6,037,527	-6%
Brokered	331,726	249,029	722,957	-54%
Public	691,527	796,024	864,655	-20%
Total deposits	$6,724,427	$6,911,007	$7,625,139	-12%
Net loans to deposits	79%	78%	88%	-9%
				Annual Basis
				Point Change
Funding costs:
Cost of deposits	1.01%	1.13%	1.45%	(44)
Total funding liabilities	1.39%	1.56%	1.77%	(38)

Sterling’s total deposits were $6.72 billion at March 31, 2011, down from $6.91 billion at the end of 2010 and from $7.63 billion a year ago. The decrease during the first quarter reflects the expected reduction in retail CDs, as Sterling allowed some higher-rate CDs to run off, thereby improving the deposit mix and reducing funding costs. This run-off was partially offset by the increase in transaction, savings and MMDA accounts. Also contributing to the reduction of funding costs was a prepayment of $295.0 million in FHLB borrowings during the fourth quarter of 2010. Total funding costs declined to 1.39 percent for the first quarter of 2011, compared to 1.56 percent for the linked quarter and 1.77 percent for the same period a year ago.

As of March 31, 2011, Sterling had total shareholders’ equity of $774.5 million, compared to $770.8 million as of Dec. 31, 2010, and $245.5 million as of March 31, 2010. Sterling’s ratio of shareholders’ equity to total assets was 8.28 percent at the end of the first quarter of 2011, compared to 8.12 percent at the end of the fourth quarter of 2010 and 2.33 percent at the end of the first quarter 2010. The increase from a year ago in both total shareholders’ equity and the ratio of shareholders’ equity to total assets was primarily due to the $730.0 million capital raise completed in August 2010.

Operating Results

Net Interest Income

Sterling reported net interest income of $73.7 million for the quarter ending March 31, 2011, compared to $68.6 million in the linked quarter and $74.9 million for the quarter ended March 31, 2010.

	Three Months Ended
	Mar 31,	Dec 31,	Mar 31,
	2011	2010	2010
	(in thousands)
Net interest income	$73,743	$68,607	$74,890
Net interest margin (tax equivalent)	3.22%	2.80%	2.85%

Improvements in both net interest income and net interest margin during the quarter as compared to the linked quarter primarily reflect the decline in nonperforming assets and reduced deposit and borrowing funding costs. The reversal of interest income from nonperforming loans reduced the net interest margin by 53 basis points for the first quarter of 2011, and 63 basis points for the fourth quarter of 2010.

Non-interest Income

Non-interest income includes income from mortgage banking operations, fee and service-charges income, and other items such as net gains on sales of securities and loan servicing fees. For the first quarter of 2011, non-interest income was $30.0 million, compared to $30.8 million for the linked quarter and $25.3 million for the same period a year ago.

Income from mortgage banking operations during the reporting period totaled $10.3 million, down from $20.2 million during the prior quarter, and $11.2 million from the year-ago period, reflecting a lower level of refinancing activity due to higher mortgage rates. The decrease from the linked quarter is a result of lower residential loan originations, compounded by lower margins on loan sales. The table below highlights residential loan originations and sales for the periods indicated.

	Three Months Ended
	Mar 31,	Dec 31,	Mar 31,	Annual
	2011	2010	2010	% Change
	(in thousands)
Loan originations - residential real estate for sale	$363,118	$715,843	$414,443	-12%
Loan sales - residential	498,310	757,558	486,605	2%
				Annual Basis
				Point Change
Margin - residential loan sales	2.48%	2.80%	2.07%	41

For the quarter ended March 31, 2011, fees and service charges income contributed $12.6 million to non-interest income, compared to $13.6 million in the linked quarter and $13.0 million in the same period last year. The reduction in fees and service charges income in the first quarter is primarily related to lower non-sufficient funds fees and loan fees.

For the quarter ended March 31, 2011, Sterling recorded a gain on sales of securities of $6.0 million, compared to $1.5 million for the linked quarter and $1.9 million for the same period a year ago. During the fourth quarter of 2010, Sterling took a charge on the prepayment of FHLB borrowings of $11.3 million, which reduced non-interest income; no such charge was taken during the first quarters of 2011 or 2010.

Non-interest Expense

Non-interest expense was $88.3 million for the first quarter of 2011, compared to $107.5 million in the linked quarter and $96.0 million for the first quarter of 2010. The decline compared to the linked quarter was principally the result of lower other-real-estate-owned (OREO) expenses, which declined by $12.6 million, or 52 percent compared to the fourth quarter of 2010. The $7.7 million reduction of non-interest expense compared to the first quarter of last year reflects lower Federal Deposit Insurance Corporation deposit insurance premiums and lower professional fees.

Income Taxes

During the first quarter, Sterling did not recognize any federal or state tax expense, as the income tax expense for the quarter was offset by a reduction in the deferred tax valuation allowance.

Sterling uses an estimate of future earnings and an evaluation of its loss carryback ability and tax planning strategies to determine whether it is more likely than not that it will realize the benefit of its net deferred tax asset. Sterling has determined that it does not at this time meet the required threshold, and accordingly, has a valuation against its deferred tax asset. As of March 31, 2011, the reserved deferred tax asset was approximately $358 million, including approximately $271 million of net operating loss carry-forwards.

With regard to the deferred tax asset, the benefits of Sterling’s accumulated tax losses would be reduced in the event of an “ownership change,” as determined under Section 382 of the Internal Revenue Code. During 2010, in order to preserve the benefits of these tax losses, Sterling’s shareholders approved a protective amendment to Sterling’s restated articles of incorporation and Sterling’s board has adopted a shareholder rights plan, both of which restrict certain transfers of stock that would result in investors acquiring more than 4.95 percent of Sterling’s total outstanding common stock.

Credit Quality

For the first quarter of 2011, Sterling recorded a $10.0 million provision for credit losses, compared to $30.0 million for the linked quarter, and $88.6 million for the first quarter of 2010. The reduced level of credit loss provisioning reflects improvement in asset quality as evidenced by the decline in nonperforming loans and charge-offs.

Nonperforming assets were $628.8 million at March 31, 2011, compared to $816.3 million at Dec. 31, 2010, and $1.06 billion at March 31, 2010. At March 31, 2011, nonperforming assets as a percentage of total assets was 6.72 percent, compared to 8.60 percent at Dec. 31, 2010, and 10.07 percent at March 31, 2010. During the first quarter, Sterling returned to performing status $92.2 million of previously impaired loans; the loans had been current for at least six months and were expected to continue to perform in accordance with original loan terms. Seibly said, “Our asset quality metrics continue to improve throughout the portfolio, and we remain focused on maintaining this favorable trend. We have been consistent at marking our nonperforming portfolio to reflect current market collateral values, which has facilitated timely resolutions. We continue to closely monitor our portfolio and the key economic factors in the markets we serve. We expect that the trends in our markets will continue to recover and that our asset quality metrics will continue to improve.”

The following table shows an analysis of Sterling’s nonperforming assets by loan category and geographic region as of the dates indicated.

Nonperforming Asset Analysis
	Mar 31,		Dec 31,		Mar 31,
	2011		2010		2010
Residential construction	(in thousands)
Puget Sound	$35,617	6%	$55,365	7%	$147,982	14%
Portland, OR	35,594	6%	48,781	6%	111,094	10%
Vancouver, WA	7,697	1%	12,455	2%	17,580	2%
Northern California	5,555	1%	9,474	1%	19,231	2%
Southern California	3,558	1%	4,574	1%	7,647	1%
Bend, OR	1,199	0%	7,479	1%	19,544	2%
Boise, ID	1,034	0%	2,614	0%	14,814	1%
Utah	363	0%	757	0%	2,210	0%
Other	21,467	3%	24,161	3%	55,222	5%
Total residential construction	112,084	18%	165,660	21%	395,324	37%
Commercial construction
Puget Sound	32,243	5%	48,619	6%	37,601	4%
Northern California	25,022	4%	45,132	6%	30,976	3%
Southern California	17,956	3%	27,227	3%	39,833	4%
Other	75,314	12%	76,860	9%	85,210	8%
Total commercial construction	150,535	24%	197,838	24%	193,620	19%
Multifamily construction
Puget Sound	39,221	6%	41,407	5%	47,289	4%
Portland, OR	5,817	1%	7,420	1%	15,497	1%
Other	16,933	3%	17,965	2%	27,269	3%
Total multifamily construction	61,971	10%	66,792	8%	90,055	8%
Total construction	324,590	52%	430,290	53%	678,999	64%
Commercial banking	109,003	17%	110,872	14%	144,893	14%
Commercial real estate	80,626	13%	123,146	15%	92,379	9%
Residential real estate	83,173	13%	115,923	14%	82,863	8%
Multifamily real estate	21,089	3%	25,806	3%	54,767	5%
Consumer	10,360	2%	10,253	1%	8,838	0%
Total nonperforming assets	$628,841	100%	$816,290	100%	$1,062,739	100%
Specific reserve - loans	(21,483)		(21,237)		(19,025)
Net nonperforming assets (1)	$607,358		$795,053		$1,043,714

(1) Net of cumulative confirmed losses on loans and OREO of $418.2 million for Mar. 31, 2011, $516.3 million for Dec. 31, 2010, and $626.3 million for Mar. 31, 2010.

First-Quarter 2011 Earnings Conference Call

Sterling plans to host a conference call April 20, 2011 at 8:00 a.m. PDT to discuss the company’s financial results. An audio webcast of the conference call can be accessed at Sterling’s website. To access this audio presentation call, click on the audio webcast icon. Additionally, the conference call may be accessed by telephone. To participate in the conference call, domestic callers should dial 1-773-756-4806 approximately five minutes before the scheduled start time. You will be asked by the operator to identify yourself and provide the password “STERLING” to enter the call. A webcast replay of the conference call will be available on Sterling’s website approximately one hour following the completion of the call. The webcast replay will be offered through May 20, 2011.

Sterling Financial Corporation
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts, unaudited)	Mar 31,	Dec 31,	Mar 31,
	2011	2010	2010
ASSETS:
Cash and due from banks	$436,377	$427,264	$1,069,718
Investments and mortgage-backed securities ("MBS") available for sale	2,808,030	2,825,010	1,969,609
Investments held to maturity	12,742	13,464	16,788
Loans held for sale (at fair value: $136,447, $222,216 and $152,065)	136,447	222,216	153,342
Loans receivable, net	5,320,884	5,379,081	6,745,370
Other real estate owned, net ("OREO")	151,774	161,653	103,973
Office properties and equipment, net	85,542	81,094	89,281
Bank owned life insurance ("BOLI")	171,093	169,288	164,235
Core deposit intangibles, net	15,704	16,929	20,603
Prepaid expenses and other assets, net	213,876	197,170	221,648
Total assets	$9,352,469	$9,493,169	$10,554,567

LIABILITIES:
Deposits	$6,724,427	$6,911,007	$7,625,139
Advances from Federal Home Loan Bank	407,142	407,211	1,267,026
Repurchase agreements and fed funds	1,051,995	1,032,512	1,025,385
Other borrowings	245,286	245,285	248,282
Accrued expenses and other liabilities	149,159	126,387	143,274
Total liabilities	8,578,009	8,722,402	10,309,106

SHAREHOLDERS' EQUITY:
Preferred stock	0	0	294,665
Common stock	1,961,763	1,960,871	963,173
Accumulated comprehensive loss:
Unrealized gain (loss) on investments and MBS (1)	(6,795)	(4,179)	26,425
Accumulated deficit	(1,180,508)	(1,185,925)	(1,038,802)
Total shareholders' equity	774,460	770,767	245,461
Total liabilities and shareholders' equity	$9,352,469	$9,493,169	$10,554,567

Book value per common share (2)	$12.50	$12.45	$(62.24)
Tangible book value per common share (2)	$12.25	$12.17	$(88.30)
Shareholders' equity to total assets	8.3%	8.1%	2.3%
Tangible common equity to tangible assets (3)	8.1%	8.0%	-0.7%
Common shares outstanding at end of period (2)	61,937,273	61,926,187	790,550
Common stock warrants outstanding (2)	2,722,541	2,722,541	97,541

(1) Net of deferred income taxes.
(2) Reflects the 1-for-66 reverse stock split in Nov 2010.
(3) Common shareholders' equity less intangibles divided by assets less intangibles.

Sterling Financial Corporation
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(in thousands, except per share amounts, unaudited)	Three Months Ended
	Mar 31,	Dec 31,	Mar 31,
	2011	2010	2010
INTEREST INCOME:
Loans	$80,387	$82,825	$96,976
Mortgage-backed securities	20,034	18,237	19,826
Investments and cash	2,816	2,716	2,690
Total interest income	103,237	103,778	119,492

INTEREST EXPENSE:
Deposits	17,294	19,554	27,451
Borrowings	12,200	15,617	17,151
Total interest expense	29,494	35,171	44,602

Net interest income	73,743	68,607	74,890
Provision for credit losses	(10,000)	(30,000)	(88,556)
Net interest income after provision	63,743	38,607	(13,666)

NONINTEREST INCOME:
Fees and service charges	12,561	13,646	13,035
Mortgage banking operations	10,327	20,210	11,232
Loan servicing fees	1,101	4,144	1,146
BOLI	1,732	1,882	2,295
Gains on sales of securities	6,001	1,480	1,911
Charge on prepayment of debt	0	(11,296)	0
Other	(1,740)	716	(4,322)
Total noninterest income	29,982	30,782	25,297

NONINTEREST EXPENSE:
Employee compensation and benefits	43,850	45,315	40,059
OREO	11,400	23,993	10,923
Occupancy and equipment	12,834	13,462	13,514
Amortization of core deposit intangibles	1,225	1,224	1,225
Other	18,999	23,536	30,256
Total noninterest expense	88,308	107,530	95,977

Income (loss) before income taxes	5,417	(38,141)	(84,346)
Income tax (provision) benefit	0	0	0
Net income (loss)	5,417	(38,141)	(84,346)
Preferred stock dividend	0	0	(4,412)
Other shareholder allocations (1)	0	(604,592)	0
Net income (loss) available to common shareholders	$5,417	$(642,733)	$(88,758)

Earnings per common share - basic (2)	$0.09	$(12.79)	$(112.70)
Earnings per common share - diluted (2)	$0.09	$(12.79)	$(112.70)

Average common shares outstanding - basic (2)	61,930,783	50,235,894	787,576
Average common shares outstanding - diluted (2)	62,335,212	50,235,894	787,576

(1) The October 22, 2010 conversion of Series B and D preferred stock into common stock resulted in a decrease in income available to common shareholders.
(2) Reflects the 1-for-66 reverse stock split in Nov 2010.

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA
(in thousands, unaudited)	Three Months Ended
	Mar 31,	Dec 31,	Mar 31,
	2011	2010	2010
LOAN ORIGINATIONS AND PURCHASES:
Loan originations:
Residential real estate:
For sale	$363,118	$715,843	$414,443
Permanent	24,363	61,395	16,614
Total residential real estate	387,481	777,238	431,057
Multifamily real estate	119,846	27,642	750
Commercial real estate	34,130	30,180	32,090
Construction:
Residential	4,196	6,502	3,591
Multifamily	0	0	0
Commercial	0	0	500
Total construction	4,196	6,502	4,091
Consumer	28,357	19,449	28,287
Commercial banking	54,390	35,098	45,928
Total loan originations	628,400	896,109	542,203
Loan purchases:
Residential real estate	7,550	0	0
Multifamily real estate	2,440	82,702	0
Commercial real estate	100,805	0	0
Total loan purchases	110,795	82,702	0
Total loan originations and purchases	$739,195	$978,811	$542,203

PERFORMANCE RATIOS:
Return on assets	0.23%	-1.53%	-3.20%
Return on common equity	2.9%	-309.1%	N/A
Operating efficiency	85%	108%	96%
Noninterest expense to assets	3.77%	4.31%	3.64%
Average assets	$9,500,882	$9,894,238	$10,693,901
Average common equity	$769,544	$824,963	$(916)

REGULATORY CAPITAL RATIOS:
Sterling Financial Corporation:
Tier 1 leverage ratio	10.6%	10.1%	2.6%
Tier 1 risk-based capital ratio	16.5%	16.2%	3.7%
Total risk-based capital ratio	17.8%	17.5%	6.9%
Sterling Savings Bank:
Tier 1 leverage ratio	10.3%	9.8%	3.8%
Tier 1 risk-based capital ratio	16.0%	15.7%	5.3%
Total risk-based capital ratio	17.3%	17.0%	6.7%

OTHER:
Sales of financial products	$39,703	$40,831	$34,698
FTE employees at end of period (whole numbers)	2,493	2,498	2,555

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA
(in thousands, unaudited)	Mar 31,	Dec 31,	Mar 31,
	2011	2010	2010
INVESTMENT PORTFOLIO DETAIL:
Available for sale
MBS	$2,584,302	$2,602,610	$1,760,978
Municipal bonds	200,859	201,143	186,478
Other	22,869	21,257	22,153
Total	$2,808,030	$2,825,010	$1,969,609

Held to maturity
Tax credits	$12,742	$13,464	$16,788
Total	$12,742	$13,464	$16,788

LOAN PORTFOLIO DETAIL:
Residential real estate	$719,458	$758,410	$812,517
Multifamily real estate	638,250	517,022	496,368
Commercial real estate	1,400,867	1,314,657	1,380,955
Construction:
Residential	106,051	156,853	540,430
Multifamily	72,885	90,518	223,056
Commercial	217,364	278,297	519,099
Total construction	396,300	525,668	1,282,585
Consumer	715,206	744,068	858,486
Commercial banking	1,686,573	1,770,426	2,215,241
Gross loans receivable	5,556,654	5,630,251	7,046,152
Deferred loan fees, net	(2,826)	(4,114)	(5,984)
Allowance for losses on loans	(232,944)	(247,056)	(294,798)
Net loans receivable	$5,320,884	$5,379,081	$6,745,370

DEPOSITS DETAIL:
Interest-bearing transaction	$499,805	$497,395	$949,515
Noninterest-bearing transaction	1,007,684	992,368	997,701
Savings and MMDA	1,972,781	1,886,425	1,634,982
Time deposits - brokered	331,726	249,029	722,957
Time deposits - retail	2,912,431	3,285,790	3,319,984
Total deposits	$6,724,427	$6,911,007	$7,625,139

Number of transaction accounts (whole numbers):
Interest-bearing transaction accounts	44,648	46,332	52,898
Noninterest-bearing transaction accounts	169,304	165,821	157,509
Total transaction accounts	213,952	212,153	210,407

Sterling Financial Corporation
OTHER SELECTED FINANCIAL DATA
(in thousands, unaudited)	Mar 31,	Dec 31,	Mar 31,
	2011	2010	2010
ALLOWANCE FOR CREDIT LOSSES:
Allowance - loans, beginning of quarter	$247,056	$248,505	$343,443
Provision	10,000	30,000	87,890
Charge-offs:
Residential real estate	(6,816)	(10,580)	(4,721)
Multifamily real estate	(211)	(920)	(10,380)
Commercial real estate	(1,648)	(7,093)	(15,005)
Construction:
Residential	(7,538)	(11,533)	(69,731)
Multifamily	(83)	(1,968)	(10,688)
Commercial	(1,718)	(4,205)	(24,089)
Total construction	(9,339)	(17,706)	(104,508)
Consumer	(2,146)	(2,791)	(3,721)
Commercial banking	(9,584)	(1,257)	(5,524)
Total charge-offs	(29,744)	(40,347)	(143,859)
Recoveries:
Residential real estate	250	1,340	120
Multifamily real estate	1	44	0
Commercial real estate	578	118	165
Construction:
Residential	3,407	3,271	3,091
Multifamily	130	483	0
Commercial	150	187	3,200
Total construction	3,687	3,941	6,291
Consumer	621	402	503
Commercial banking	495	3,053	245
Total recoveries	5,632	8,898	7,324
Net charge-offs	(24,112)	(31,449)	(136,535)
Transfers	0	0	0
Allowance - loans, end of quarter	232,944	247,056	294,798
Allowance - unfunded commitments, beginning of quarter	10,707	11,017	11,967
Provision	0	0	666
Charge-offs	(66)	(310)	(310)
Transfers	0	0	0
Allowance - unfunded commitments, end of quarter	10,641	10,707	12,323
Total credit allowance	$243,585	$257,763	$307,121

Net charge-offs to average net loans (annualized)	1.64%	1.97%	6.93%
Net charge-offs to average net loans (ytd)	0.41%	4.86%	1.71%
Loan loss allowance to total loans	4.19%	4.39%	4.19%
Total credit allowance to total loans	4.39%	4.58%	4.36%
Loan loss allowance to nonperforming loans	49%	38%	31%
Loan loss allowance to nonperforming loans excluding nonaccrual loans carried at fair value	161%	195%	169%
Total allowance to nonperforming loans	51%	39%	32%

NONPERFORMING ASSETS:
Past 90 days due	$0	$0	$0
Nonaccrual loans	380,388	546,133	821,981
Restructured loans	96,679	108,504	136,785
Total nonperforming loans	477,067	654,637	958,766
OREO	151,774	161,653	103,973
Total nonperforming assets	628,841	816,290	1,062,739
Specific reserve on nonperforming loans	(21,483)	(21,237)	(19,025)
Net nonperforming assets	$607,358	$795,053	$1,043,714
Nonperforming loans to total loans	8.59%	11.64%	13.62%
Nonperforming assets to total assets	6.72%	8.60%	10.07%
Loan delinquency ratio (60 days and over)	6.34%	7.19%	9.66%
Classified assets	811,831	1,099,535	$1,616,192
Classified assets to total assets	8.68%	11.58%	15.31%

Nonperforming assets by collateral type:
Residential real estate	$83,173	$115,923	$82,863
Multifamily real estate	21,089	25,806	54,767
Commercial real estate	80,626	123,146	92,379
Construction:
Residential	112,084	165,660	395,324
Multifamily	61,971	66,792	90,055
Commercial	150,535	197,838	193,620
Total Construction	324,590	430,290	678,999
Consumer	10,360	10,253	8,838
Commercial banking	109,003	110,872	144,893
Total nonperforming assets	$628,841	$816,290	$1,062,739

Sterling Financial Corporation
AVERAGE BALANCE AND RATE
(in thousands, unaudited)	Three Months Ended
	Mar 31, 2011			Dec 31, 2010			Mar 31, 2010
		Interest			Interest			Interest
	Average	Income/	Yields/	Average	Income/	Yields/	Average	Income/	Yields/
	Balance	Expense	Rates	Balance	Expense	Rates	Balance	Expense	Rates
ASSETS:
Loans:
Mortgage	$3,428,296	$43,111	5.04%	$3,685,518	$42,773	4.64%	$4,704,576	$49,897	4.25%
Commercial and consumer	2,520,610	37,393	6.02%	2,643,156	40,186	6.03%	3,285,954	47,242	5.83%
Total loans	5,948,906	80,504	5.45%	6,328,674	82,959	5.22%	7,990,530	97,139	4.90%
MBS	2,590,546	20,034	3.09%	2,598,482	18,237	2.81%	1,792,460	19,826	4.42%
Investments and cash	792,959	3,900	1.99%	825,991	3,581	1.72%	962,400	3,887	1.64%
FHLB stock	99,953	0	0.00%	100,125	0	0.00%	100,682	0	0.00%
Total interest-earning assets	9,432,364	104,438	4.46%	9,853,272	104,777	4.24%	10,846,072	120,852	4.49%
Noninterest-earning assets	68,518			40,966			(152,171)
Total average assets	$9,500,882			$9,894,238			$10,693,901

LIABILITIES and EQUITY:
Deposits:
Interest-bearing transaction accounts	$493,651	146	0.12%	$629,995	244	0.15%	$1,040,020	863	0.34%
Savings and MMDA	1,959,561	1,970	0.41%	1,784,893	2,008	0.45%	1,557,907	2,949	0.77%
Time deposits	3,453,419	15,178	1.78%	3,454,372	17,302	1.99%	4,070,961	23,639	2.35%
Total interest-bearing deposits	5,906,631	17,294	1.19%	5,869,260	19,554	1.32%	6,668,888	27,451	1.67%
Borrowings	1,694,391	12,200	2.92%	2,033,896	15,617	3.05%	2,564,223	17,155	2.71%
Total interest-bearing liabilities	7,601,022	29,494	1.57%	7,903,156	35,171	1.77%	9,233,111	44,606	1.96%
Noninterest-bearing transaction accounts	1,005,290	0	0.00%	1,015,963	0	0.00%	991,447	0	0.00%
Total funding liabilities	8,606,312	29,494	1.39%	8,919,119	35,171	1.56%	10,224,558	44,606	1.77%
Other noninterest-bearing liabilities	125,026			150,156			175,939
Total average liabilities	8,731,338			9,069,275			10,400,497
Total average equity	769,544			824,963			293,404
Total average liabilities and equity	$9,500,882			$9,894,238			$10,693,901

Net interest income and spread (tax equivalent)		$74,944	2.89%		$69,606	2.47%		$76,246	2.53%

Net interest margin (tax equivalent)			3.22%			2.80%			2.85%

Deposits:
Total interest-bearing deposits	$5,906,631	$17,294	1.19%	$5,869,260	$19,554	1.32%	$6,668,888	$27,451	1.67%
Noninterest-bearing transaction accounts	1,005,290	0	0.00%	1,015,963	0	0.00%	991,447	0	0.00%
Total deposits	$6,911,921	$17,294	1.01%	$6,885,223	$19,554	1.13%	$7,660,335	$27,451	1.45%

Sterling Financial Corporation
EXHIBIT A- RECONCILIATION SCHEDULE
(in thousands, unaudited)	Three Months Ended
	Mar 31,	Dec 31,	Mar 31,
	2011	2010	2010

Income (loss) before income taxes	$5,417	$(38,141)	$(84,346)
Provision for credit losses	10,000	30,000	88,556
OREO	11,400	23,993	10,923
Interest reversal on nonperforming loans	12,271	15,527	23,158
Charge on prepayment of debt	0	11,296	0
Total (1)	$39,088	$42,675	$38,291

(1) Management believes that this presentation of non-GAAP results provides useful information to investors regarding the effects of the credit cycle on the Company's reported results of operations.

About Sterling Financial Corporation

Sterling Financial Corporation of Spokane, Wash., is the bank holding company for Sterling Savings Bank, a state chartered and federally insured commercial bank. Sterling offers banking products and services, mortgage lending, construction financing and investment products to individuals, small businesses, commercial organizations and corporations. As of March 31, 2011, Sterling Financial Corporation had assets of $9.35 billion and operated 178 depository branches throughout Washington, Oregon, Idaho, Montana and California. Visit Sterling’s website at www.sterlingfinancialcorporation-spokane.com.

Forward-Looking Statements

This release contains forward-looking statements that are not historical facts and that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling’s plans, objectives, expectations, strategy and intentions and other statements contained in this release that are not historical facts and pertain to Sterling’s future operating results and capital position, including Sterling’s ability to complete recovery plans, and Sterling’s ability to reduce future loan losses, improve its deposit mix, execute its asset resolution initiatives, execute its lending initiatives, contain costs, realize operating efficiencies and provide increased customer support and service. When used in this release, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. Actual results may differ materially from the results discussed in these forward-looking statements because such statements are inherently subject to significant assumptions, risks and uncertainties, many of which are difficult to predict and are generally beyond Sterling’s control. These include but are not limited to: Sterling’s ability to execute on its business plan and maintain adequate liquidity; the possibility of continued adverse economic developments that may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; changes in laws, regulations and the competitive environment; and Sterling’s ability to comply with regulatory actions and agreements. Other factors that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements may be found under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Sterling’s Annual Report on Form 10-K, as updated periodically in Sterling’s filings with the Securities and Exchange Commission. Unless legally required, Sterling disclaims any obligation to update any forward-looking statements.

CONTACT:
Sterling Financial Corporation
Media contact:
Cara Coon, 509-626-5348
cara.coon@sterlingsavings.com
or
Investor contact:
Patrick Rusnak, 509-227-0961
or
Daniel Byrne, 509-458-3711
or
David Brukardt, 509-863-5423